Exhibit 4.76
Supplemental Agreement (6)
THIS Supplemental Agreement (this “Agreement”) is entered by and between the following parties on [     ] [     ], 2008 in Beijing;
Party A: Hurray! Media Technologies Co., Ltd. (“Hurray!”)
Party B: Xiongbing Zhong, PRC resident, I/C Number: 440620196408060718
Party C (1): Guangdong Freeland Movie and Television Production Co., Ltd.
Party C (2): Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.
Party C (3): Shanghai Hai Le Audio and Video Distribution Co., Ltd.
The above are referred to collectively as “Party C”.
Party D: Hongkong Freeland Movie Industry Group Co., Ltd.
WHEREAS:
1.	Both Party A and Party B are the shareholders of Hurray! Freeland Music Technology Co., Ltd. (“Hurray! Freeland” or the “Company”), and holds 100% equity interest of Hurray! Freeland.
2.
Party A’s affiliated companies, Party B, Party C and Party D has jointly entered into the “Cooperation Agreement” and the relevant “Supplemental Agreement” (these agreements above shall be referred to as the “Original Agreement” hereinafter), and has set forth provisions in relation to Hurray! Freeland’s performance requirement.

3.	The actual Net Profit of Hurray! Freeland for period from January 1, 2006 to December 31, 2006 is RMB 6,520,144; and for period from January 1, 2007 to December 31, 2007 is RMB 6,735,325.
4.	Upon the immediate execution of this Agreement, the total capital contribution of Hurray! is US$ 4,860,000 (of which US$ 2,160,000 of equity transfer price, and US$ 2,700,000 of capital increase).
The Parties hereby enter into the following supplemental agreement, in relation to the adjustment of equity transfer price and incremental investment capital as set forth under the Original Agreement, through friendly consultation in accordance with the spirit of equality and mutual benefit and in good faith:
1.
Both Party A and Party B agree that, the actual Net Profit of Hurray! Freeland for year 2006 and 2007 is respectively RMB 6,520,144 and RMB 6,735,325, of which Hurray! Freeland has failed to satisfy the performance requirement provisions as set forth under the Original Agreement throughout both years. In order to motivate Hurray! Freeland, both Parties agree as follows: Party A shall not be required to increment any capital to Hurray! Freeland, and shall also temporarily stop executing the re-valuation on the relevant equity transfer price and incremental investment capital as set forth under the Original Agreement. However, Party A shall set forth new requirement in relation to the actual Net Profit of Hurray! Freeland for year 2008 and 2009 (Specifically, January 1, 2008 to December 31, 2008 and January 1, 2009 to December 31, 2009 respectively). The Net Profit for year 2008 shall be RMB 3,500,000 and for year 2009 shall be RMB 7,000,000, average amount for both years shall be RMB 5,250,000. the average Net Profit for the calendar year of 2008 and 2009 shall be define as “Average Net Profit”).

2.	Both Parties further agree as follows:
1.
In the event that Hurray! Freeland achieved the Net Profit requirement as set forth under Article 1 in this Agreement, of which the “Average Net Profit” is equal to RMB 5,250,000, both Parties shall agree not to adjust the equity transfer price and increase investment of new equity. Simultaneously, Hurray! Freeland pre-valuation shall be (US$ 4,860,000/60% – US$ 2,700,000) = US$ 5,400,000.

2.
In the event that the actual Net Profit of Hurray! Freeland is more than the Net Profit requirement as set forth under Article 1 in this Agreement, both Parties shall undergo the re-valuation of the equity transfer price and increase investment of new equity in accordance with the following equation: “Pre-valuation of Hurray! Freeland”=US$ 5,400,000 + (actual Average Net Profit – RMB 5,250,000/ currency rate) × 2.5. Assume that “OldA (as in US$ 10,000)” is the additional consideration of old shares Hurray! decides to pay to Party B, and “NewA (as in US$ 10,000)” is the extra consideration of new shares Hurray! decides to pay to Hurray! Freeland, hence the adjustment of Hurray!’s equity interest percentage shall be (US$ 4,860,000+OldA+NewA) / (Pre-valuation of Hurray! Freeland + US$ 2,700,000 + NewA), of which there shall be 4 different execution methods as follows:

(1)
In the event that Hurray! choose to increase investment of new equity, and wish to maintain the 60% equity interest hold by Hurray!, then Hurray! shall need to increment investment in Hurray! Freeland, and the increment amount shall be = Pre-valuation of Hurray! Freeland ×1.5 – US$ 8,100,000. The total increment investment consideration in new shares by Hurray! shall not exceed US$ 940,000.

(2)
In the event that Hurray! choose to increase investment of old equity, and wish to maintain the 60% equity interest hold by Hurray!, then Hurray! shall need to pay Party B the outstanding consideration of the shares purchased. The outstanding consideration of the shares purchased = Pre-valuation of Hurray! Freeland × 60% – US$ 3,240,000. The total consideration paid by Hurray! to increase investment of old shares shall not exceed US$ 375,000.

(3)
In the event that Hurray! decide not to increase investment of new equity but to readjust the equity interest percentage hold by Hurray!, then the equity interest of Hurray! shall be readjusted to (US$ 4,860,000)/ (Pre-valuation of Hurray! Freeland + US$ 2,700,000). The minimum equity interest percentage of Hurray! shall not be lower than 56%.

(4)	Hurray! shall have the right to execute combination of the (1), (2), and (or) (3) method as set forth above.

3.
In the event that the Net Profit of Hurray! Freeland is lower than the requirement as set forth under Article 1 of this Agreement, but the actual Average Net Profit is equal or larger than RMB 3,500,000, then both Parties shall readjust the equity transfer fee and increase investment of new equity pursuant to the following equation: “Hurray! Freeland Investment Pre-Valuation” = US$ 5,400,000 + (actual Average Net Profit – RMB 5,250,000/ currency Rate) × 2.5, in the event that Hurray! decides to withdraw the excess amount paid as old equity transfer fee (“OldB in US$ 10,000”), new equity investment fee (“NewB in US$ 10,000”), then Hurray! percentage interest shall be adjusted to (US$ 4,860,000 – OldB – NewB) / (Hurray! Freeland Investment Pre-Valuation + US$ 2,700,000 – NewB). The amount of OldB and NewB shall be decided by Hurray!.

(1)
In the event that Hurray! decides to only withdraw the newly issued equity consideration, it’s equity holding in Hurray! Freeland shall maintain as 60%, and Hurray! has the right to withdraw equity consideration from Hurray! Freeland, withdraw consideration = US$ 8,100,000 – Hurray! Freeland Investment Pre-Valuation ×1.5.

(2)
In the event that Hurray! decides to only withdraw the old equity transfer fee, it’s equity holding in Hurray! Freeland shall maintain as 60%, and Hurray! has the right to withdraw investment of new equity in Hurray! Freeland, withdrawal of investment of new equity = US$ 3,240,000 – Hurray! Freeland Investment Pre-Valuation×60%

(3)	In the event that Hurray! decides to only adjust it’s percentage interest in Hurray! Freeland, the adjustment shall be (US$ 4,860,000) / (Hurray! Freeland Investment Pre-Valuation + US$ 2,700,000).

(4)	Hurray! shall have the right to use a combination of (1), (2) and (or) (3).

4.
If the actual Net Profit is below RMB3,500,000 (including the event of a net loss), then Hurray has right to either (i) demand Party B to pay an amount in one lump sum equal to the loss to Hurray! Freeland (in the case of net loss), Party B and Hurray! Freeland shall compensate Hurray! of US$5,832,000, and Hurray!’s percentage interest will be maintained at 60%, or (ii) demand Party B and Hurray! Freeland to purchase all of Hurray!’s equity interest for US$7,290,000.

5.
Party B guarantees that if Hurray! Freeland incur net loss in any quarter in calendar year 2008 and 2009, Party B shall pay an amount in one lump sum equal to the loss to Hurray! Freeland within one month after the end of each such quarter.

6.	“Big Four” accounting firms in accordance with U.S.GAAP acknowledged by Party A.

7.	Article 5.3, 5.4 and 7.9 as set forth under the Original Agreement shall be extended for another two (2) more years.

8.
This Agreement is the Supplemental Agreement of the Original Agreement. The provisions set forth under this Agreement shall remain in full force and survive in the event that any provisions set forth under this Agreement are inconsistent with the provisions set forth under the Original Agreement.

9.
This Agreement shall take immediate effect as of the date first above written and shall execute in seven (7) counterparts, of which Party A shall hold two (2) copies and the remaining Party shall hold one (1) copies respectively.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.
Party A: Hurray! Media Technology Co., Ltd.
Party B: Xiongbing Zhong
Party C (1): Guangdong Freeland Movie and Television Production Co., Ltd.
Party C (2): Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.
Distribution Co., Ltd.
Party D: Hongkong Freeland Movie Industry Group Co., Ltd.